Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-282916

THE GROWHUB LIMITED

Investor Presentation

March 2025

Nasdaq: TGHL

THEGROWHUB

Forward-Looking Statements

This presentation contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors, including those described in the "Risk Factors" section of the Company's preliminary prospectus filed on Form F-1, that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. This presentation and the accompanying oral presentation contain “forward-looking” statements that are based on management’s beliefs and assumptions and on information currently available to management.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management team to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management team believes that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Free Writing Prospectus

This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the "Ordinary Shares"), par value US$0.0005 per share, of THE GROWHUB LIMITED, a Cayman Islands entity ("we," "us," "our," the "Company" or the "Group"), which are being registered on the Registration Statement (File No. 333-282916) (the "Registration Statement") and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates.

This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the initial public offering will arrange to send you the prospectus if you request it by contacting Alexander Capital, L.P. at (212) 687-5650 or info@alexandercapitallp.com.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

IPO Offering Summary

Issuer:	The GrowHub Limited
Exchange:	Nasdaq Capital Market
Proposed Ticker:	TGHL
Offering Type:	Initial Public Offering
Security:	Class A Ordinary Shares
Price Range:	$4.00 - $5.00
Expected Offering Size:	2,850,000 Class A Ordinary Shares *(2,725,000 by the Underwriter and 125,000 by the Selling Shareholder)*
Expected Offering Amount (low-point):	$11,400,000
Over-Allotment Option:	15% (100% Primary)
Settlement:	T+1
Lead Underwriter:	Alexander Capital, L.P.
Co-Underwriter:	Network 1 Financial Securities, Inc.
Use of Proceeds:	We intend to use the net proceeds from this Offering for development of technologies; paying off an existing related-party working capital loan as set forth in detail in "*Use of Proceeds*" in the Registration Statement; expansion into new geographical markets; and for working capital and other general corporate purposes.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.


THE GROWHUB LIMITED
Business Overview

GrowHub Platform

We offer a comprehensive traceability platform that enables the tracking of products throughout the entire supply chain.

- One of the leading Web3-enabled platforms in Asia Pacific with a complete solution for traceability, AI-driven data analytics, and carbon tracking.
- Proprietary technology and blockchain integration.
- Established government partnerships in Japan, Bhutan, and Australia.





Corporate Vision & Mission

- Our vision is to empower the world to consume with confidence.
- Our mission is to enhance transparency throughout the supply chain by harnessing advancing technology, fostering trust, and amplifying stakeholder voices.
- Aiming to instill confidence in consumers, enhance operational efficiency for business, and foster data-driven decision-making within the industry.

4 Countries


Japan 日本 JP
Malaysia 马来西亚 MY
Singapore 新加坡 SG
Australia 澳大利亚 AU




THEGROWHUB

THE GROWHUB LIMITED

What We Do

Core Business Units


Traceability Core
Food / Product Traceability
Anti-Counterfeit
Carbon Offsets / ESG Reporting
Data Analytics
Marketing
Anti-Counterfeit Labels
Unique Identifier Authenticated QR Code
Carbon Management for agriculture and products
Marketing
Carbon Monitoring

THEGROWHUB

Core Business Units

Traceability Core – Food and Product Traceability


Traceability Core
Food / Product Traceability
Data Analytics
Marketing
Anti-Counterfeit
Anti-Counterfeit Labels
Unique Identifier Authenticated QR Code
Carbon Offsets / ESG Reporting
Carbon Management for agriculture and products
Marketing
Carbon Monitoring

THEGROWHUB

Traceability Solution



The GrowHub
Traceability Solution
English
Log in to your account
Email
Password
Forgot password?
Log in
Don't have an account? Register today!
Traceability
with ease
Help customers understand your product
Showcase your product's footprint along the supply chain
Make customers love your brand
Try for FREE

- Proprietary platform, revolutionary traceability blockchain technology solution
- Software as a Service (SaaS) model

THEGROWHUB

Industry Outlook

Food Traceability Market Report published by Meticulous Research in January 2024

Global market potential for food traceability expected to reach $40.05 billion by 2031. Projected growth rate of 9.3% CAGR from 2024 to 2031.

Asia Pacific region projected to have the highest growth rate, with a CAGR of 9.6% until 2030.

Increasing consumer demand for transparency and safety in food products driving adoption of technology.

Stricter government regulations contributing to the growth of food traceability.

Rising prevalence of foodborne diseases and food adulteration incidents raising awareness.

Increased product recalls due to food contamination leading to greater desire for food traceability.

Our Competitive Strengths

One-Stop Complete Traceability Solution: The GrowHub Platform is not merely a traceability tool; it's a comprehensive one-stop solution that addresses the entire supply chain, which sets us apart from traditional traceability systems that focus solely on tracking product movement.

Established Government Partnerships: Our collaboration with governments in Japan, Bhutan, and Australia provide us with political goodwill, which enhances our reputation.

Scalable Business Model: Our software-as-a-service model for the GrowHub Platform is affordable and accessible. By offering subscription-based access, we democratize traceability. Small businesses, startups, and even large enterprises can adopt our platform without significant upfront costs.

Pioneering Web3-Enabled Traceability in APAC: We believe we are both early adopters and trailblazers of Web3 in APAC. Our Web3-enabled GrowHub Platform leverages blockchain for data security.

Experienced Management Team: Our senior management team are experienced and seasoned professionals. We believe years of collaboration with government officials and politicians give us an edge.


Traceability Core
Food / Product Traceability
Anti-Counterfeit
Carbon Offsets / ESG Reporting
Data Analytics
Marketing
Anti-Counterfeit Labels
Unique Identifier Authenticated QR Code
Carbon Management for agriculture and products
Marketing
Carbon Monitoring

Core Business Units

Traceability Core – Anti-Counterfeit

Anti-Counterfeit Solutions

Anti-Counterfeit Label

Unique label embedded with NFC chip or third-party integrated IoT devices collaborating to document geolocation movement and status throughout the supply chain.

Unique Identifier Authenticated QR Code

QR code paired with unique identifier authentication key aggregated with consumers' interaction will warn against counterfeit products when scanned.

Core Business Units

Traceability Core – Carbon Offsets / ESG Reporting


Traceability Core
Food / Product Traceability
Data Analytics
Marketing
Anti-Counterfeit
Anti-Counterfeit Labels
Unique Identifier Authenticated QR Code
Carbon Offsets / ESG Reporting
Carbon Management for agriculture and products
Marketing
Carbon Monitoring

THEGROWHUB

Carbon Management Solutions

Carbon Management Solution

Provides food suppliers and consumers with a comprehensive way to monitor, track, and manage carbon emissions effectively.

Blockchain Technology & Web3 Integration

Utilizes blockchain for transparent, immutable records of carbon emissions and removals.

Tracking Across Operations

Enables tracking of carbon emissions across manufacturing, transportation logistics, and energy consumption.

Client-Provided Data & IoT Integration:

Collects client-provided data and integrates IoT devices to monitor emissions at various points in the supply chain.

Insight Generation

Provides food suppliers with insights into their carbon footprint, identifying opportunities for emission reductions.

Data-Driven Decision-Making

Enables significant cost savings, enhances corporate social responsibility (CSR) efforts, and strengthens competitive advantage.

Business Strategies and Future Plans

Geographical Expansion: To date, we have successfully developed robust business ties in several key markets, including Australia, Bhutan, Japan, Singapore, Indonesia, Vietnam, and Malaysia. Over the next two years, our primary focus will be on expanding within APAC.

Investment in Artificial Intelligence and Data Analytics. Our ongoing investment in artificial intelligence ("AI") ensures that we continue to innovate and enhance our platform. Furthermore, investment in data analytics ensures that we remain agile, customer-centric, and competitive in an ever-evolving market.

Increasing Market Share in Existing Markets. Our success in Australia, Japan, Malaysia, Bhutan, and other markets has positioned us as a trusted partner. To capitalize on this momentum, we will intensify our efforts in these regions by providing tailored solutions and expanding our service offerings.

Establishing Corporate Venture Capital. We aim to identify projects, technologies, and companies that align with our business objectives. By investing strategically, we can accelerate innovation, expand our ecosystem, and drive mutual growth.

THE GROWHUB LIMITED

Financial Information

Key Financial Highlights

Historical Revenue Figures

(US$ Million)

Legend
Sales of goods
Professional Service
Platform Subscription

Profit (Loss) From Operations

(US$ Million)


0.5
0.1
0.1
3%
8%
80%
60%
79%
20%
37%
13%
US$ Million
FY2022
FY2023
6M FY2024 *
(1.4)
(1.4)
(0.6)

*Remark: "The figure of FY2024 represents only 6 months"

The financial statements of the Company included in the Registration Statement are stated in Singapore dollars ("SGD"), the legal currency of Singapore. The Company is a holding company with operations exclusively conducted in Singapore through its Singapore operating subsidiary, of whose reporting currency is Singapore Dollar. Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$0.746 = S$1, US$0.758 = S$1 and US$0.738 = S$1, representing the index rate stipulated by the federal reserve as of December 31, 2022, December 31, 2023 and June 30, 2024, respectively. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

THEGROWHUB

Key Financial Highlights (continued)

Key Highlights	FY2022	FY2023	6M FY2024 *
Balance Sheet (US$'000)			
Current assets	325	199	885
Cash and cash equivalents	14	11	45
Net assets	(1,840)	(2,016)	(548)
Key Expenses (US$'000)			
Employee benefits expenses	549	570	208
Other expenses	1,275	524	475

*Remark: "The figure of FY2024 represents only 6 months"

The financial statements of the Company included in the Registration Statement are stated in Singapore dollars ("SGD"), the legal currency of Singapore. The Company is a holding company with operations exclusively conducted in Singapore through its Singapore operating subsidiary, of whose reporting currency is Singapore Dollar. Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$0.746 = S$1, US$0.758 = S$1 and US$0.738 = S$1, representing the index rate stipulated by the federal reserve as of December 31, 2022, December 31, 2023 and June 30, 2024, respectively. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate

THEGROWHUB

THE GROWHUB LIMITED

Organization, Management, & Board

Organizational Chart


THE GROWHUB LIMITED
CAYMEN ISLANDS
THE GROWHUB INNOVATIONS COMPANY LIMITED
BRITISH VIRGIN ISLANDS
The GrowHub Innovations Company Pte. Ltd.
SINGAPORE
GrowHub Technologies Pte. Ltd.
SINGAPORE
GrowHub Innovation Centre Pty Ltd
AUSTRALIA
GrowHub (APAC) Pte. Ltd
SINGAPORE
GrowHub Distribution (Singapore) Pte. Ltd.
SINGAPORE
GrowHub Trading Pty Ltd
AUSTRALIA
GrowHub Japan Co., Ltd
JAPAN
GrowHub Malaysia Sdn. Bhd.
MALAYSIA

THEGROWHUB

Executive Management

- Chief Executive Officer, Chairman of Board of Directors: Chan Choon Yew, Lester
- Chief Financial Officer, Director*: Tan Mei Chin
- Chief Operating Officer: Ngo Woon Kiat, Alec
- Chief Technology Officer: Chai Chun Kiat
- Chief Innovation Officer: Loo Jian Lin, Aaron

THEGROWHUB

*Remark: The appointment of Tan Mei Chin as director will be effective immediately upon effectiveness of the Registration Statement.

Board

Chairman of Board of Directors, CEO: Lester Chan

Director*, CFO: Tan Mei Chin

Non-Executive Director*: Chong Nien Lin, Danny

Independent Director*: Huang Junli, Christopher

Independent Director*: Raymond Tan

Independent Director*: Masanori Nakatani

Independent Director*: Lim Wei Siong

*Remark: The appointment of the director /independent director will be effective immediately upon effectiveness of the Registration Statement.



Thank You

Gateway Group

Investor Relations

TGHL@gateway-grp.com